EXHIBIT 99.1

FOR IMMEDIATE RELEASE

$1.483 PER SHARE ALL CASH GOING PRIVATE OFFER FOR SPEAR & JACKSON, INC.

FROM MAJORITY SHAREHOLDER

Wellington, FL – May 14, 2007:  Spear & Jackson, Inc. (OTCBB: SJCK) reported today that a Finance Committee of its Board of Directors received an offer from United Pacific Industries Limited (“UPI”), the Company’s majority shareholder, to acquire for $1.483 per share in cash the remaining outstanding standing shares of common stock of the Company that UPI does not presently own.

In July 2006, UPI acquired 3,543,281 shares of the Company’s common stock in a private transaction for $1.40 per share. Under the terms of that agreement, UPI stated that for a period of one year commencing July 28, 2006, any offer made would be at a price of at least $1.40 per share.

The Finance Committee with the assistance of an independent investment banking firm will evaluate the announced Offer.

Spear & Jackson, Inc., based in Sheffield, England, is one of the largest and oldest premium tool manufacturers in the UK. Spear & Jackson, Inc. manufacturers and distributes tools, garden tools, metrology equipment, woodworking tools and magnetic equipment. Spear & Jackson, Inc. sells its products under the Spear & Jackson, Neill Tools, Bowers, Robert Sorby, Moore and Wright, Eclipse (Blades), WHS, Tyzack, and Eclipse Magnetics Brands. Spear & Jackson has divisions in England, France, the Netherlands, Australia, New Zealand and China and distributes its products throughout the world.

Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the company, such as successful completion and consolidation of acquisitions, such as consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs, freight costs, the level of residential and commercial constructions and the costs of raw materials, along with other specific factors with respect to the company's businesses set forth in the company's responses and other documents filed with the Securities and Exchange Commission. Interested parties should review the “forward-looking statement” and “risk factors” sections in the reports that Spear & Jackson, Inc. files with the Securities & Exchange Commission, including the annual report on form 10K for the fiscal year ended September 30, 2006.

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Contact information:	Patrick J. Dyson

Spear & Jackson plc

Sheffield

England

+44 114 2814 242